Exhibit 5.3

Phone: (501) 376-2011	400 West Capitol Avenue Suite 2000 Little Rock, Arkansas 72201-3522 www.FridayFirm.com
Fax: (501) 376-2147

October 12, 2012

Wells Fargo Securities, LLC

301 South College Street

Charlotte, North Carolina 28202

Lender Processing Services, Inc.

601 Riverside Avenue

Jacksonville, Florida 32204

As representatives of the several Underwriters (as defined below)

Re:	LSI Title Agency of Arkansas, LLC

Ladies and Gentlemen:

We are issuing this letter in our capacity as counsel for LSI Title Agency of Arkansas, LLC, an Arkansas limited liability company (the “Guarantor”), in response to the requirement in Section 5(d) of the Underwriting Agreement dated September 28, 2012 (the “Underwriting Agreement”), among Lender Processing Services, Inc., the Company, the Guarantor, and Wells Fargo Securities, LLC, as Representative of the several Underwriters listed in Schedule A thereto (collectively, “You” or the “Underwriters”) relating to the issuance by the Company of $600,000,000 of its 5.75% Senior Notes due 2023, which will be guaranteed (the “Guarantee”) on a senior unsecured basis by the Guarantor.

In that connection, we have examined originals, or copies certified or otherwise identified to my satisfaction of such documents, corporate records, and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including: (a) the Registration Statement on Form S-3 (No. 333-184140) filed with the Securities and Exchange Commission (the “Commission”) on September 27, 2012 for registration under the Securities Act of 1933, as amended (the “Securities Act”), of debt securities and guarantees to be issued from time to time; (b) the related Prospectus dated September 27, 2012; (c) the Prospectus Supplement dated September 28, 2012, filed with the Commission pursuant the Rule 424(b) of the General Rules and Regulations under the Securities Act (the Prospectus and Prospectus Supplement collectively “Prospectus”); (d) the Underwriting Agreement (e) the Indenture dated as of October 12, 2012 (the “Indenture”), among Lender Processing Services, Inc., the Guarantor, the other guarantors of the Company, party thereto and U.S. Bank, national association, as trustee (f) the Articles of Organization and Amended and Restated Operating Agreement adopted March 1, 2012 (the “Operating Agreement of the Guarantor in effect as of the date hereof); (g) resolutions adopted by the sole Member of the Guarantor on September 27, 2012; and, (h) a certificate from the Secretary of State of the State of Arkansas, dated as of October 1, 2012. The Underwriting Agreement and the Indenture are collectively referred to herein as the “Transaction Documents”.

Wells Fargo Securities, LLC

October 12, 2012

Subject to the assumptions, qualifications, exclusions and other limitations which are identified in this letter, we advise you that:

1.	The Guarantor is a limited liability company that is validly existing and in good standing under the laws of the State of Arkansas with all necessary power and authority to own, lease and operate its properties and conduct its Business as defined herein.

2.	The Guarantor has the requisite power and authority to (i) own lease and operate its property and assets, (ii) carry out its Business, and (iii) enter into and carry out the terms and conditions applicable to it under the Transaction Documents.

3.	The Guarantor has duly authorized, executed and delivered each of the Transaction Documents to which it is a party and has duly authorized the Guarantee.

4.	The execution and delivery by the Guarantor of the Transaction Documents to which it is a party and the performance of its obligations thereunder (i) will not violate the Articles of Organization of the Guarantor, (ii) will not result in the creation or imposition of any lien, charge or encumbrance under Arkansas law upon any property or assets of the Guarantor, assuming the Guarantor has not granted a security interest in or pledge any of its assets as collateral for the Guarantee, (iii) will not violate any law, rule or regulation of the State of Arkansas applicable to the Guarantor, and (iv) will not require authorization, approval or other action by, and no notices to, consent of or filing with, any State of Arkansas government authority required by the Guarantor.

In preparing this letter, we have, with your permission, relied without any independent verification upon (i) information contained in certificates obtained from governmental authorities, (ii) factual information represented to be true in the Transaction Documents, (iii) information received from attorneys in the general counsel’s office of Lender Processing Services, Inc. and (iv) factual information we have obtained from such other sources as we have deemed reasonable. We have, with your permission, assumed (i) without investigation that there has been no relevant change or development between the dates as of which the information cited in the preceding sentence was given and the date of this letter, (ii) that the information upon which we have relied is accurate, (iii) each natural person executing any of the Transaction Documents is legally competent to do so; (iv) all signatures on the Transactions Documents are genuine; and (v) the Transaction Documents executed by the Guarantor, and the other parties thereto, as applicable, are identical to the unexecuted copies of such documents provided to us for review. and does not omit disclosures necessary to prevent such information from being misleading. “Business” means solely a title insurance operation and activities associated therewith, such as for example, acting as a closing agent. Such term does not include any activities described in the Prospectus that would require licensure under Ark. Code Ann. § 23-39-501 et seq. For purposes of the opinion in paragraph 1, we have relied solely upon a

Wells Fargo Securities, LLC

October 12, 2012

certificate issued by the Secretary of State of Arkansas. We have also assumed the authenticity of documents submitted to me as originals and the conformity to the originals of all documents submitted to me as certified, conformed or photostatic copies.

While we have not conducted any independent investigation to determine facts upon which the opinions are based or to obtain information about which this letter advises you, we confirm that we do not have any current actual knowledge which has caused me to conclude that our reliance and assumptions cited in the preceding paragraph are unwarranted or that any information supplied in this letter is wrong.

This opinion is provided based solely upon our understanding of the laws of the State of Arkansas. We disclaim any opinion as to any statute, rule, regulation, ordinance, order or other promulgation of the United States or of any other jurisdiction within or outside the United States or of any regional or local governmental body. We express no opinion herein as to matters governed by any laws other than the laws of the State of Arkansas. We express no opinion as to the validity or enforceability of any powers of attorney granted or assigned in the Transaction Documents.

As used in this opinion, the term “current actual knowledge” means the current consciousness of James M. Saxton, the lawyer within this firm having primary responsibility for this transaction. Such phrase does not require us to examine our clients’ files or any of our files related to matters other than this transaction; nor does such phrase require us to make any special inquiry of our client unless we believe that information supplied by our client is materially incorrect.

This letter speaks as of the time of its delivery on the date it bears. We do not assume any obligation to provide you with any subsequent opinion or advice by reason of any fact about which we did not have actual knowledge at that time, by reason of any change subsequent to that time in any law covered by any of my opinions, or for any other reason.

We hereby consent to the filing of this opinion as an exhibit to Lender Processing Services, Inc.’s current report on Form 8-K on or about the date hereof and to the incorporation by reference of this opinion of counsel into the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act.

You may rely upon this letter only in connection with the transactions contemplated by the Underwriting Agreement. Without our written consent: (i) no person other than you may rely on this letter for any purpose, except that Cravath, Swaine & Moore, LLP may rely on this opinion, (ii) this letter may not be cited or quoted in any financial statement, prospectus, private placement memorandum or other similar document, (iii) this letter may not be cited or quoted in any other document or communication which might encourage reliance upon this letter by any person or for any purpose excluded by the restrictions in this paragraph and (iv) copies of this letter may not be furnished to anyone for purposes of encouraging such reliance.

Sincerely,

/s/ Friday, Eldredge & Clark, LLP
FRIDAY, ELDREDGE & CLARK, LLP